Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 582 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity Municipal Bond Index Fund of our report dated August 13, 2024; Fidelity SAI Municipal Bond Index Fund, Fidelity Small Cap Growth Index Fund, and Fidelity Small Cap Value Index Fund of our reports dated August 14, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended June 30, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 21, 2024